EXHIBIT 99.1

Meridian Resource Announces Third Quarter Financial Results

HOUSTON, Nov. 7, 2007 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its third quarter 2007 financial results. These results reflect that the Company is on track with its previously stated strategic goals and expectations. The Company's primary strategic goal is to increase reserves and production by diversifying its asset base into longer-lived areas outside the Louisiana Gulf Coast. The results of this diversification effort will be a more balanced portfolio of lower risk, lower rate wells, which will decline slower and last longer combined with higher rate (shorter life) wells typically found in the Louisiana Gulf Coast. This strategic shift in focus will ultimately increase reserves, daily production (and its predictability) and reduce reinvestment risk. This effort is designed to increase the earnings per share and cash flow multiples that the Company receives on its share price.

A summary of the quarter's results are:

 * Production totaled 4.2 Bcfe, or 45.4 Mmcfe per day
 * Revenues totaled $34.2 million
 * Lease Operating Expense totaled $7.0 million
 * Depletion and Depreciation totaled $17.6 million
 * General & Administrative Expense totaled $4.1 million
 * Net Income totaled $750 thousand, or $0.01 per share
 * Discretionary Cash Flow totaled $20.2 million

Production

Production volumes for the third quarter of 2007 totaled 4.2 billion cubic feet of gas equivalent ("Bcfe"), or 45.4 million cubic feet of natural gas equivalent per day ("Mmcfe/d") compared to 5.7 Bcfe or 62.1 Mmcfe per day for the third quarter of 2006. The variance in production volumes between the two periods is due to shut-in production at the Company's Bayou Gentilly facility and natural production declines, offset in part by new discoveries brought online since the third quarter of 2006. New discoveries affecting production between the periods include those in East Texas, Nueces Bay and Bayou Gentilly. In early August, the Company's Delacroix No. 1 well (located in the Bayou Gentilly area - southwest of the Biloxi Marshland area) was shut-in by the natural gas transmission company that takes its gas. At that time, an explosion occurred downstream of Meridian's well, resulting in the need for extensive repairs to their system. Meridian is being informed by the pipeline operator that repairs should be completed by mid-November. The amount of production being shut-in is estimated to be 3.4 Mmcfe/d net to the Company. This shut-in caused a decrease of approximately 205 Mmcfe for the third quarter. Production volumes for the first nine months of 2007 were 14.2 Bcfe compared to 18.0 Bcfe for the same period of 2006.

Oil and Gas Revenues

Oil and gas revenues for the third quarter of 2007 totaled $33.7 million, compared to oil and gas revenues of $45.8 million for the third quarter of 2006. The variance between the two periods for oil and gas revenues is due primarily to the reduced level of production referenced above, offset in part by a combined net increase in realized commodity prices. Natural gas prices decreased between the periods from $7.16 per Mcf in the third quarter of 2006 to $6.77 per Mcf for the same period in 2007. Crude oil prices increased from $64.17 per barrel in the third quarter of 2006 to $69.62 per barrel in the same period in 2007. Sequentially, oil and gas revenues are down compared with the $39.7 million received in the second quarter of 2007 due in part to a decrease in natural gas prices. Oil and gas revenues for the first nine months of 2007 were $113.6 million compared to $148.7 million for the same period of 2006. The variance between the two periods is due primarily to the reduced level of production in addition to lower combined net realized commodity prices.

Lease Operating Expenses

Lease operating expenses for the third quarter of 2007 were $7.0 million compared to $6.5 million for the third quarter of 2006. The difference in lease operating expenses between the two periods was primarily a result of adding new production including those in East Texas, Nueces Bay and Bayou Gentilly. Sequentially, lease operating expenses were essentially flat compared to second quarter 2007 at $7.0 million. Lease operating expenses for the first nine months of 2007 were $21.7 million compared to $16.1 million for the same period of 2006. The difference in lease operating expenses between the two nine month periods is primarily due to a significant increase in insurance cost, combined with the addition of new production.

Depletion and Depreciation

Depletion and depreciation for the third quarter of 2007 was $17.6 million, down $10.6 million, or 38% compared to $28.2 million for the third quarter of 2006. On a per Mcfe basis, depletion and depreciation for the third quarter was $4.21 per Mcfe compared to $4.94 per Mcfe for the third quarter of 2006. The difference between the two periods primarily reflects the impact of the ceiling test write down taken by the Company in the third quarter of 2006 and the lower production between the quarters. Sequentially, depreciation and depletion expense was down by $2.0 million compared with the second quarter of 2007.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2007 were $4.1 million, or $0.98 per Mcfe, compared to $4.4 million, or $0.76 per Mcfe for the third quarter of 2006. The decrease in general and administrative expenses between the periods was primarily due to reductions in contract and consulting services, legal services and a decrease in office rent (resulting from a new lease agreement). On a per Mcfe basis, the amount is increased due primarily to lower production between the periods. Sequentially, general and administrative expenses were up slightly compared to the second quarter of 2007 at $3.9 million.

Net Income

Net income to common shareholders for the third quarter of 2007 was $750 thousand or $0.01 per diluted common share, compared to a loss of $86.9 million, or $0.99 per share for the third quarter of 2006. The variance between the two periods is due primarily to the $87.7 million (net of tax) ceiling test write down taken in the third quarter of last year. Other factors affecting net income between the two periods is lower production, offset in part by lower depletion, depreciation and severance taxes. Sequentially, net income was down compared to $2.7 million for the second quarter of 2007. Net income for the first nine months of 2007 was $5.1 million compared to a loss of $76.7 million for the same period of 2006.

Discretionary Cash Flow

Discretionary cash flow for the third quarter of 2007 was $20.2 million, compared to $30.8 million for the third quarter of 2006. The decrease in discretionary cash flow between the periods is due in part to lower net production, offset by higher average price realizations. Sequentially, discretionary cash flow is down compared to $25.9 million for the second quarter of 2007. Discretionary cash flow for the first nine months of 2007 was $71.2 million compared to $105.8 million for the same period of 2006. The variance between the two periods is due primarily to the reduced level of production in addition to lower combined net realized commodity prices.

Share Repurchases

In March 2007, the Company's Board of Directors authorized a new share repurchase program. Under the program, the Company may repurchase in the open market up to $5 million worth of common shares per year over the next three years. Since the Company last reported earnings on August 7th of 2007, Meridian has repurchased 109,300 common shares at a cost of $250,820. To date, the Company has repurchased 359,300 shares at an average price of $2.53 per share.

Hedging Update

The Company recently entered into several new contracts to hedge a portion of its expected oil and gas production. The additional natural gas hedge contracts were completed in the form of costless collars for production volumes between December 2007 and December 2009, and ranged between a floor price of $7.50 and a ceiling price of $10.45. The additional crude oil hedge contracts were also completed in the form of costless collars between October 2007 and December 2009, and ranged between a floor price of $65 and a ceiling price of $102.50. This provides the Company with an average floor price of $7.28 for gas and $64.34 for oil. Costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below, as well as on its website www.tmrc.com.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Wednesday November 7, 2007 at 10:00 a.m. central time. To participate in this conference call, dial 800-299-0148 (U.S./Canada) or 617-801-9711 (International) five to ten minutes before the scheduled start time and reference Conference ID #80128682. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (International) and referencing Conference ID #49157780.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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                THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
          (In thousands, except prices and per share data, Unaudited)

                              Q3-07      Q3-06
                            -------------------   -------------------
                            Three Months Ended     Nine Months Ended
                            -------------------   -------------------
                            Sept 30,   Sept 30,   Sept 30,   Sept 30,
                              2007       2006       2007       2006
                            --------   --------   --------   --------
 Production:
 Oil (Mbbl)                      185        230        635        653
 Natural Gas (Mmcf)            3,067      4,337     10,357     14,081
 Mmcfe                         4,173      5,715     14,164     17,997
 Mmcfe (Daily Rate)             45.4       62.1       51.9       65.9

 Average Prices:
 Oil (per Bbl)              $  69.92   $  64.17   $  59.51   $  56.59
 Natural Gas (per Mcf)          6.77       7.16       7.32       7.94
  Per Mcfe                      8.08       8.01       8.02       8.26

 Oil and Natural Gas
  Revenues                  $ 33,709   $ 45,795   $113,568   $148,723
 Lease Operating Expenses      6,964      6,486     21,719     16,050
  Per Mcfe                      1.67       1.13       1.53       0.89
 Depletion and depreciation   17,574     28,226     58,184     85,396
  Per Mcfe                      4.21       4.94       4.11       4.75
 Severance and Ad Valorem
  Taxes                        2,127      3,202      7,590      8,547
  Per Mcfe                      0.51       0.56       0.54       0.47
 General and Administrative
  Expense                      4,074      4,360     11,859     13,876
  Per Mcfe                      0.98       0.76       0.84       0.77
 Interest Expense              1,530      1,471      4,607      4,338
  Per Mcfe                      0.37       0.26       0.33       0.24

 Discretionary Cash Flow
  (a)                       $ 20,217   $ 30,760   $ 71,210   $105,798
  Per Mcfe
                                4.84       5.38       5.03       5.88

 Net Earnings (Loss)
  Applicable to             $    750   ($86,879)  $  5,123   ($76,705)
  Common Stockholders

 Per Common Share (Basic)   $   0.01     ($0.99)  $   0.06     ($0.88)
 Per Common Share (Diluted) $   0.01     ($0.99)  $   0.05     ($0.88)

 (a) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as
     defined by GAAP.

                  THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share, Unaudited)

                               Q3-07      Q3-06
                              ------------------  ------------------
                              Three Months Ended   Nine Months Ended
                              ------------------  ------------------
                              Sept 30,  Sept 30,  Sept 30,  Sept 30,
                                2007      2006      2007      2006
                              --------  --------  --------  --------
 Revenues:
 Oil and natural gas          $ 33,709  $ 45,795  $113,568  $148,723
 Interest and other                474       264     1,235     1,382
                              --------  --------  --------  --------
 Total revenues                 34,183    46,059   114,803   150,105
                              --------  --------  --------  --------

 Operating costs and
  expenses:
 Oil and natural gas
  operating                      6,964     6,486    21,719    16,050
 Severance and ad valorem
  taxes                          2,127     3,202     7,590     8,547
 Depletion and depreciation     17,574    28,226    58,184    85,396
 General and administrative      4,074     4,360    11,859    13,876
 Accretion expense                 574       430     1,701     1,050
 Hurricane damage repairs           --       581        --     2,984
 Impairment of long-lived
  assets                            --   134,865        --   134,865
                              --------  --------  --------  --------
 Total operating costs and
  expenses                      31,313   178,150   101,053   262,768
                              --------  --------  --------  --------
 Earnings (Loss) before
  interest and income taxes      2,870  (132,091)   13,750  (112,663)

 Other expenses:
 Interest expense                1,530     1,471     4,607     4,338
 Taxes on income:
  Current                           68       135       180       503
  Deferred                         522   (46,818)    3,840   (40,799)
                              --------  --------  --------  --------
 Net Earnings (Loss)
  applicable to common
  stockholders                $    750  ($86,879) $  5,123  ($76,705)
                              ========  ========  ========  ========
 Net Earnings (Loss) per
  share:
  - Basic                     $   0.01    ($0.99) $   0.06    ($0.88)
                              ========  ========  ========  ========
  - Diluted                   $   0.01    ($0.99) $   0.05    ($0.88)
                              ========  ========  ========  ========
 Weighted average common
  shares outstanding:
  - Basic                       89,312    87,726    89,298    87,179
  - Diluted                     95,022    87,726    94,869    87,179

             THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)

                                               Sept 30,   Dec. 31,
                                                 2007       2006
                                               --------   --------
 ASSETS                                       (unaudited)
 ------

 Cash and cash equivalents                     $ 24,175   $ 32,706
 Other current assets                            31,587     36,380
                                               --------   --------
  Total current assets                           55,762     69,086
                                               --------   --------

 Property, equipment and other assets           421,640    398,809
                                               --------   --------
  Total assets                                 $477,402   $467,895
                                               ========   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                           $ 52,746   $ 50,539

 Long-term debt, net of current maturities       75,000     75,000

 Other liabilities                               25,398     21,559

 Common stockholders' equity                    324,258    320,797
                                               --------   --------
  Total liabilities and stockholders' equity   $477,402   $467,895
                                               ========   ========

            THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                        (In thousands, Unaudited)

                             -------------------   -------------------
                             Three Months Ended     Nine Months Ended
                             -------------------   -------------------
                             Sept 30,   Sept 30,   Sept 30,   Sept 30,
                               2007       2006       2007       2006
                             -------------------   -------------------
 Reconciliation of
  Discretionary Cash Flow
  (Diluted) to Net Cash
  Provided By Operating
  Activities:

 Discretionary Cash Flow
  (Diluted)                  $ 20,217   $ 30,760   $ 71,210   $105,798
 Adjustments to reconcile
  discretionary cash flow to
  net cash provided by
  operating activities:
  Net changes in working
   capital
                                6,589      5,435      3,114      5,343
                             -------------------   -------------------
 Net Cash Provided By
  Operating Activities       $ 26,806   $ 36,195   $ 74,324   $111,141
                             ===================   ===================

             THE MERIDIAN RESOURCE CORPORATION
                  Summary of Natural Gas
                           and
                 Crude Oil Hedge Positions

                Natural Gas Costless Collars
                ----------------------------

               Contracted      Floor       Ceiling
   Contract      Volume        Price        Price
    Period     (Mmbtu/Qtr)   ($/Mmbtu)    ($/Mmbtu)
  ----------  ------------  -----------  -----------
   Q4 - '07      1,330,000     $7.08        $11.27
   Q1 - '08      1,530,000     $7.27        $11.32
   Q2 - '08      1,330,000     $7.27        $11.32
   Q3 - '08      1,170,000     $7.28        $11.27
   Q4 - '08      1,040,000     $7.30        $11.18
   Q1 - '09        370,000     $7.50        $10.45
   Q2 - '09        330,000     $7.50        $10.45
   Q3 - '09        280,000     $7.50        $10.45
   Q4 - '09        250,000     $7.50        $10.45

                 Crude Oil Costless Collars
                 --------------------------

              Contracted      Floor        Ceiling
  Contract      Volume        Price         Price
   Period     (Bbls/Qtr)     ($/Bbl)       ($/Bbl)
 ----------  ------------  -----------   ----------
  Q4 - '07         66,000     $64.92        $86.44
  Q1 - '08         61,000     $63.77        $86.81
  Q2 - '08         51,000     $64.12        $87.01
  Q3 - '08         45,000     $63.00        $86.43
  Q4 - '08         40,000     $62.75        $86.22
  Q1 - '09          6,000     $70.00        $93.55
  Q2 - '09          6,000     $70.00        $93.55
  Q3 - '09          6,000     $70.00        $93.55
  Q4 - '09          5,000     $70.00        $93.55

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com